                                                                    EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE
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DATE:      SEPTEMBER 2, 1998
CONTACT:   LESLIE G. BRUGGER
           PUBLIC RELATIONS COORDINATOR
           625-7528


               LOCKPORT SAVINGS BANK ENTERS THE INSURANCE MARKET
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          SAVINGS BANK AGREES TO ACQUIRE WARREN-HOFFMAN & ASSOCIATES

In a first for the Western New York area, Lockport Savings Bank announced today that it has reached an agreement to acquire Warren-Hoffman & Associates Inc., the second largest full service insurance agency in Western New York, with offices in Buffalo, Niagara Falls and Williamsville. The transaction also includes the acquisition of Warren-Hoffman's affiliate companies: Grand Island based NOVA Healthcare Administrators, a third party administrator of employee benefits, as well as the Hollis Boss Agency, Inc. (Grand Island), and the Foote-Mandaville Agency, Inc. (Newfane), also full service insurance firms.

"Strategically, this is a great new partnership that will strengthen our presence in the Western New York market," Lockport Savings Bank President and CEO William E. Swan said. "Combining our bank's resources with Warren-Hoffman's insurance capabilities will enable us to provide a wide range of competitively priced financial services enhancing our ability to provide value to our customers and increase long-term returns to our shareholders."

This is the bank's first acquisition since its stock conversion in April of this year. The acquisition is expected to increase earnings $0.02 per share in 1999. The transaction is expected to be closed by January 1999. By agreement of both parties, financial terms were not disclosed.

Operating as an independent, wholly owned subsidiary, Warren-Hoffman and its affiliate companies will continue to be under the direction of their current management teams.

John D. Hoffman, formerly president of Warren-Hoffman, has been named chief executive officer of the companies and will report directly to Swan. Michael C. Tylwalk, Jr. has been named president of Warren-Hoffman & Associates which includes the Hollis Boss and Foote-Mandaville agencies. Larry R. Thompson will continue in his role as president of NOVA Healthcare. Dan R. Mandaville has been named vice president of Warren-Hoffman and will continue to manage the Foote-Mandaville office in Newfane.

Along with these individuals and other principals, the companies' sales associates and support staff will operate at all of their current locations under their existing company names.

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Hoffman acknowledged that Warren-Hoffman had been approached previously for acquisition on a number of occasions. "We watched around the country as others in our industry have created new affiliations and we've pursued options of our own. A critical decision for us was melding customer service values, cultures and business philosophies. With Lockport Savings Bank, we have achieved this fine balance in addition to creating solid opportunities for our customers and employees."

Swan and Hoffman commented that one of the new entity's principle short- and long-term goals is to expand strategically through agency acquisitions.

"We're in a growth mode," said Swan. "Our alliance with Warren-Hoffman and its affiliates is just the starting point for our future expansion into the insurance community, particularly with agencies that share our core values. John Hoffman's leadership and expertise in the industry will guide this expansion."

Warren-Hoffman was established in 1968. The agency and its affiliate companies have a premium volume of more than $72 million with gross commissions of $12 million. The companies provide insurance products including personal and commercial insurances, surety bonds, risk management, employee benefits and administration and life, disability, and long-term care coverage. Warren-Hoffman and its affiliate companies employ 175 Western New Yorkers.

Founded in 1870, Lockport Savings Bank has total assets of $1.3 billion and currently employes over 400 people at 17 branches in Erie, Niagara, Orleans and Genesee counties. The bank's eighteenth branch is scheduled to open in Orchard Park in September 1998. The bank is a wholly owned subsidiary of Niagara Bancorp, Inc. Stock for Niagara Bancorp, Inc. is traded on the NASDAQ National Market System under the symbol, "NBCP".
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CORPORATE INFORMATION
---------------------

Niagara Bancorp, Inc.
6950 South Transit Road
P.O. Box 514
Lockport, NY 14095-0514
Telephone (716)625-7500

Press releases are being distributed by Business Wire and can be found on the Internet as well as appropriate trade media and financial disclosure circuits. News and other information about the Corporation are available on the Internet at the Corporation's website, http://www.niagarabancorp.com. For additional
                              ------------------------------
investor information about Niagara Bancorp, Inc. please contact:

Ann M. Segarra                          Paul J. Kolkmeyer
Vice President of Finance               Executive Vice President and
and Investor Relations                  Chief Financial Officer
(716)625-7509                           (716)625-7502

Media Relations:
Leslie G. Brugger
Public Relations Coordinator
(716)625-7528